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Freedom Acquisition Holdings, Inc.

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GLG/Freedom Conference Call Script

     FREEDOM ACQUISITION HOLDINGS, INC. INTENDS TO FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE PROPOSED ACQUISITION OF GLG PARTNERS LP AND ITS AFFILIATED ENTITIES (COLLECTIVELY, “GLG”) AND TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO FREEDOM STOCKHOLDERS. STOCKHOLDERS OF FREEDOM AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, FREEDOM’S PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH FREEDOM’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED ACQUISITION BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT GLG, FREEDOM AND THE PROPOSED ACQUISITION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED ACQUISITION. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, WITHOUT CHARGE, ONCE AVAILABLE, AT THE SEC’S INTERNET SITE AT http://www.sec.gov OR BY DIRECTING A REQUEST TO: FREEDOM ACQUISITION HOLDINGS, INC., 1114 AVENUE OF THE AMERICAS, 41ST FLOOR, NEW YORK, NEW YORK 10036, TELEPHONE (212) 380-2230.
     FREEDOM AND ITS DIRECTORS AND CHIEF EXECUTIVE OFFICER MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM FREEDOM’S STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND THE CHIEF EXECUTIVE OFFICER AND DESCRIPTIONS OF THEIR INTERESTS IN FREEDOM IS CONTAINED IN FREEDOM’S PROSPECTUS DATED DECEMBER 21, 2006, WHICH IS FILED WITH THE SEC, AND WILL ALSO BE CONTAINED IN FREEDOM’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE. FREEDOM’S STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND CHIEF EXECUTIVE OFFICER IN THE PROPOSED ACQUISITION BY READING FREEDOM’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE.
     CERTAIN FINANCIAL INFORMATION AND DATA OF GLG CONTAINED IN THIS SCHEDULE 14A IS UNAUDITED AND PREPARED BY GLG AS A PRIVATE COMPANY, AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN FREEDOM’S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE PROPOSED ACQUISITION.
     NOTHING IN THIS SCHEDULE 14A SHOULD BE CONSTRUED AS, OR IS INTENDED TO BE, A SOLICITATION FOR OR AN OFFER TO PROVIDE INVESTMENT ADVISORY SERVICES.

     The following is the script of a telephone conference call with analysts and others held by GLG Partners LP and Freedom Acquisition Holdings, Inc. (“Freedom”) on June 25, 2007, which accompanied the Transaction Presentation attached as Exhibit 99.2 to the Current Report on Form 8-K of Freedom filed with the U.S. Securities and Exchange Commission on June 25, 2007.
GLG/Freedom Conference Call Script
[Speaker: Rupert Younger]
Good Morning and Welcome to the GLG/Freedom investor and analyst conference call. Before I hand over to the principals, I would like to read a statement relating to forward looking information. You will find this in the front of your slide pack.
This presentation contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: market conditions for GLG managed investment funds, performance of GLG managed investment funds and the related impact on revenue and fund inflows/outflows; operational risk; risks related to the use of leverage, the use of derivatives, interest rates and currency fluctuations; costs related to the proposed acquisition by Freedom; failure to obtain the required approvals of Freedom’s stockholders; risks that the closing of the transaction is substantially delayed or that the transaction does not close; and the risk that GLG’s business will not be integrated successfully with Freedom. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
If you now turn to slide 1 in your pack, I will hand over to Noam Gottesman, Founder and Co-CEO of GLG.

SLIDE 1: GLG ACCESSES THE PUBLIC MARKETS
[Speaker: Noam Gottesman]
Good morning and thank you for joining today’s call.
Today we are announcing that GLG will become a US public company to be traded on the NYSE which we believe will help position us well for future growth and a further expansion of our business. The transaction is structured as a reverse acquisition with Freedom Acquisition Holdings, a company formed for the sole purpose of acquiring an operating company with attractive growth potential. We will tell you more about Freedom in a moment.
Before I tell you about GLG, I would like to thank our people at GLG and our clients for bringing us to where we are today. They are the backbone of our past and future success:
•	We are now one of the world’s most successful multi-strategy asset managers and the largest independent alternative asset management company in Europe.

•	We are headquartered in London and currently have over $20bn in gross AUM.

•	We pride ourselves on our strong and sustained investment performance — since 1997, we have generated compounded net annual returns of approximately 17% in our alternative strategies.

•	We have enjoyed significant growth in AUM, with a compound annual growth rate of 35% since 2001 and 45% since 2005.

•	This growth is, of course, driven by our strong bench of extremely talented investment professionals.
Becoming a US public company will provide us with several key benefits:
•	First and foremost, it will provide us with a publicly traded equity currency with which to attract, retain and motivate top investment talent.

•	Second, it will expand our global brand awareness which will help us to grow in markets where we are currently under-represented.

•	Third, it will give us more efficient access to the capital markets going forward and provide us with a currency that we can use to pursue our growth strategies.
Now let me walk you through a brief summary of the transaction.

SLIDE 2: TRANSACTION SUMMARY
Freedom Acquisition Holdings, Inc. will purchase 100% of GLG Partners LP and its associated entities through a reverse acquisition transaction valued at approximately $3.4 billion based on Freedom’s closing price on June 22, 2007.
Under the terms of the agreement, the owners of GLG will receive from Freedom:
•	$1 billion in cash and

•	Approximately 230 million new Freedom shares on a fully diluted basis
Based on the closing price of Freedom’s shares on June 22, 2007, Freedom’s shareholders will own approximately 28 percent of the combined company and current GLG equity holders will own approximately 72 percent of the combined company’s shares on a fully diluted basis.
•	Upon completion of the transaction, GLG’s equity holders have committed to reinvest approximately 50% of their after-tax cash proceeds in GLG’s funds at full fees.

•	GLG also intends to allocate from the share consideration 10 million shares to GLG employees.
Upon completion of the transaction, I will become Chairman and Co-CEO of the combined company. Manny Roman will continue to be my Co-CEO and Simon White of GLG will become CFO of the combined company. Mike Hodes, our US financials analyst, has agreed to assume the investor relations role.
In addition to our significant re-investment in the funds I mentioned a moment ago, GLG’s principals and other key next-generation professionals will enter into lock-up and non-compete agreements.
The board of directors of the combined company will consist of Manny Roman and myself; Nicolas Berggruen, President and CEO of Freedom and founder of Berggruen Holdings; Martin E. Franklin, Chairman of Freedom and Chairman and CEO of Jarden Corporation; James N. Hauslein, a director of Freedom and former Chairman of Sunglass Hut International, Inc.; William P. Lauder, a director of Freedom and President and CEO of The Estée Lauder Companies, Inc.; Paul Myners, Chairman of Land Securities Group plc among other roles; Ian Ashken, Chief Financial Officer of Jarden Corporation; and Peter Weinberg, Partner of Perella Weinberg Partners. Further board appointments will be made in due course. Pierre, Manny and I will continue as Managing Directors of GLG.
The transaction is subject to the approval of Freedom’s shareholders as well as UK, Irish and Cayman Islands regulatory approval. We anticipate completing the transaction early in the fourth quarter of this year.

SLIDE 3: GLG SEES SIGNIFICANT BENEFITS TO BECOMING PUBLIC THROUGH FREEDOM
Let me now address why we are going public. And, further, why are we doing it through this transaction with Freedom rather than a traditional IPO or even a 144A offering.
Accessing the public markets is an important strategic move and a key step in the realization of our business and growth strategies. I would make three principal points:
•	Being public will enhance our ability to continue to attract, retain and motivate top investment talent which of course lies at the heart of our ability to deliver to our clients superior investment returns.

•	Being public will help us expand our global business, increase brand awareness, and to grow in major target markets, including the US, Middle East and Asia.

•	And having already built a scaleable infrastructure and a significant position in the UK and Europe, this transaction will enable us to build on that and take our business to the next level of growth.
This is an extremely effective method for us to achieve a listing.
•	Most importantly, the process we opted for minimized the senior management distraction and potential for business disruption that can happen with a listing.

•	We were also able to minimize many of the execution and market risks normally associated with a traditional IPO since Freedom is already a public company with existing shareholders.
Our partner in this transaction is Freedom Acquisition Holdings. The principals of this business have extremely impressive track records in their chosen fields of expertise. In addition, they have brought together a strong and high quality group of investors into Freedom.
Let me hand over to Martin who will run through the background and reasons for the transaction from the Freedom perspective.

SLIDE 4: FREEDOM REPRESENTS A UNIQUE OPPORTUNITY
[Speaker: Martin Franklin]
Thanks, Noam.
Firstly, let me say that we at Freedom are very excited and pleased about being able to combine with a business of the strength and growth characteristics as GLG.
We formed Freedom in 2006 with the sole purpose of making an acquisition of an operating company with significant growth characteristics. As you will see from this presentation, GLG fits this profile perfectly.
Freedom is a public company which held its IPO in December 2006 through an offering of units, each unit consisting of one common share and one warrant.
The market cap as at close of business on Friday night was approximately $675 million.
This transaction represents exactly the kind of transaction that Freedom shareholders have expected us to enter into since Freedom’s formation:
•	We have over the last year reviewed a number of sectors and companies, all the time looking for a company with a strong track record and a leading position in its market, and also a company with the management team and ambition to grow in the future.

•	In GLG we have found exactly that type of company.

•	GLG is a leading player with a proven track record in a fast-growing industry; and has an extremely experienced management team who I and my partners are looking forward to working with over the coming years.
My colleagues Nicolas Berggruen, William Lauder, James Hauslein, Ian Ashken and I are looking forward to serving on the board of GLG going forward.
I am happy to take questions at the end of the presentation, but let me first hand back to Noam.

SLIDE 5: TWO NEW STRATEGIC INVESTORS: ISTITHMAR AND SAL. OPPENHEIM
[Speaker Noam Gottesman]
Thanks, Martin.
We have also announced today that Istithmar and Sal. Oppenheim have each entered into agreements to acquire 3% ownership positions in GLG from a former GLG principal. Both will also be investors in GLG managed funds.
Istithmar, an investment arm of the Government of Dubai, United Arab Emirates was established in 2003. Istithmar is headquartered in Dubai, with offices in Shanghai and New York.
Founded in 1789 and based in Cologne, Sal. Oppenheim is Europe’s largest independent private bank with approximately €138 billion in assets under management.
In addition to their ownership interests, Istithmar and Sal. Oppenheim will help to support the further development and expansion of our investment opportunities and distribution capabilities in Europe and the Middle East.

SLIDE 6: GLG IS A LEADING ALTERNATIVE ASSET MANAGER
Let me now tell you a bit more about GLG. GLG is a multi-strategy alternative asset manager that currently manages over 40 funds, as well as managed accounts for high net worth individuals and institutions, using both alternative and long-only strategies and products.
We were founded in 1995 as a division of Lehman Brothers and became an independent company in 2000.
Our main asset classes focus on equity, credit, convertible and emerging markets strategies. GLG is committed to preserving capital and achieving consistent, superior absolute returns with low volatility and correlations to both the equity and fixed income markets.
Our business is today split roughly 50/50 between ultra-high / high net worth clients and institutional clients, we believe this is a key differentiating factor relative to other firms in the market.
GLG has roughly 300 people including 114 investment professionals.
Lastly, we have been recognized by numerous major industry awards, including recently:
•	“No. 1 Hedge Fund” 2006 and 2007 from Thomson Extel Survey

•	“Best Hedge Fund” 2006 from Euromoney

SLIDE 7: GLG IS A WORLD-CLASS FRANCHISE
This next slide highlights several key strengths of GLG, which we will get into in more detail over the next few slides of this presentation:
1)	We have in the last 10 years become a Leading Alternative Investment Manager based on our scale, our track record and our attractive client base.

2)	GLG Team and Culture: I’ve mentioned the breadth of our team. Critical to making that team function successfully, though, is our cooperative approach in which investment professionals across strategies and asset classes are encouraged to share investment perspectives and information. This promotes the fruitful cross-fertilization of ideas, investment strategies and product development within GLG. This team dynamic is a critical component of not only our investment success but also our ability to develop new product initiatives.

3)	Multi-Strategy Approach Including Long-Only Products: I also mentioned our over 40 separate strategies / funds and our management of both alternative and long-only strategies. This diversity provides earnings benefits as well as allows us to offer clients more customized solutions.

4)	Strong and Sustained Track Record of Investment Performance: Since 1997 we have generated compounded net annual returns of approximately 17% in our alternative strategies.

5)	World-Class Client Base: We have developed relationships with many of Europe’s wealthiest families and most prestigious asset allocators, with roughly 50% of our AUM held by ultra and high net worth clients. We have an extremely strong relationship with this very loyal client base, a key differentiator for us.

6)	Rigorous Risk Management and Controls: We have in place industry leading systems and processes. We have 16 professionals dedicated to risk management.

7)	Management Depth, Expertise and Commitment: GLG boasts an exceptionally strong and cohesive team committed to managing the business as a public company. We have a high-quality, driven and motivated employee base that we have built up over the last ten years.

SLIDE 8: GLG’S SIGNIFICANT AUM GROWTH HAS BEEN DRIVEN BY...
You will see from this slide that our gross AUM has grown at a 35% compounded annual growth rate since 2001. Since 2005, that growth has been 45% annually.
We believe that the combination of our diverse product offering and our investment performance has driven our strong AUM growth, despite challenging periods of investment performance within certain strategies and regulatory issues we have faced.
The only year we experienced net outflows was in 2005, a year in which I believe we weathered the “perfect storm” – we faced a combination of challenging investment performance within certain strategies, and well-publicised regulatory inquiries. As our growth since suggests, we have rebounded extremely successfully, growing gross AUM 45% since 2005.

SLIDE 9: ...GLG’S DIFFERENTIATED MULTI-STRATEGY APPROACH AND...
This slide summarizes our multi-strategy approach.
This multi-strategy approach provides the benefits of diversity, not only in our earnings stream, but with our product offerings as we are able to offer clients customized solutions.
You will notice that our 19 single-manager alternative strategies make up 59% of our gross AUM, with our 15 long-only funds comprising 21% as of April 30, 2007. The remainder is made up of our managed accounts, our 4 internal fund-of-funds and our 5 external fund-of-funds.
Further, within our single-manager alternative strategies we have a diversity of products and strategies with a focus on equity, credit, convertible and emerging markets strategies.
Importantly we also enjoy low correlation across our products.
Within all our strategies our ultimate focus is on achieving superior absolute returns.

SLIDE 10: ...GLG’S STRONG AND SUSTAINED TRACK RECORD OF INVESTMENT PERFORMANCE
The next slide summarizes our investment performance since the launch of our first fund, by looking at the dollar-weighted returns of alternative strategies since 1997 vs. several of the key indices.
We have achieved a 17.2% compounded net annualized return over that time relative to the CSFB Tremont Hedge Fund Index, which returned approximately 10% over the same period and several other key indices which returned between 5% and 7% over that time.
GLG has been able to achieve these returns at attractive relative risk levels.

SLIDE 11: SUBSTANTIAL NET RETURNS SINCE INCEPTION
As further detail on our investment performance, this slide provides key performance statistics at the fund level since inception of our seven largest funds, excluding fund of funds.
As can be seen our performance has not only been strong in alternative strategies but also in our long only strategies.

SLIDE 12: KEY DRIVERS OF FINANCIAL PERFORMANCE
Our earnings model is straightforward and this slide lays out the key drivers of our financial performance:
•	First, clearly, is our AUM which drives revenue through management and administration fees as well as performance fees.

•	We have a diversity of product offerings.

•	Our funds’ performance is important not only through its direct impact on our performance fees but also through its impact on our ability to continue to hold on to the assets we have and attract incremental assets.

•	We have a low correlation in terms of our funds’ returns.

•	And lastly on the revenue side is our actual fee rates.
On the expense side, like others in our industry, personnel costs are our biggest expense.
With regard to income recognition, I should note our performance fees are recognized when they crystallize which for nearly all our funds occurs in June and December.

SLIDE 13: FINANCIAL SUMMARY
As you can see from this Financial Summary slide, we have a robust business and have got off to a good start this year.
Inflows and performance at the fund level have been strong, extending our long track record of AUM growth, and our expenses remain controlled. I want to note, we as a management team assess performance on what we are labeling adjusted net income — a non GAAP financial measure. This adjustment captures distributions to about 50 key personnel who are direct and indirect limited partners in certain GLG entities and who were previously employees. Because these individuals are now partners, they do not receive compensation and the amounts paid to them are not taken out of GAAP net income. This profit share does not relate to distributions made to the principals and Lehman. Please see the slide presentation for a reconciliation of adjusted net income to GAAP net income.

SLIDE 14: GLG’S KEY GROWTH STRATEGIES
So that’s the business as it stands today. Perhaps the most important focus for you and us is the growth strategy going forward and I would like to take a few moments here to outline what will continue to drive GLG’s growth going forward. There are several key areas that we are focused on:
•	First and foremost, we intend to maintain the substantial momentum and performance we have built up in the business to extend our strong investment track record.
•	Our success to date and our focus has been on delivering superior investment returns and that will remain at the heart of what we do.

•	A core part of this will be the recruitment and retention of the best investment talent and we believe that the creation of an equity currency will help us in this regard.
•	We also plan to focus on continuing to grow the number of products and strategies.
•	Today we have over 40 fund products and we will continue to grow this number where we see opportunities to deliver superior returns.

•	This expansion will focus on innovation and we will be responsive to market opportunities and client demands.

•	You should note that we have averaged 5 new launches per year over the last 5 years.
•	And third, we intend to expand our client relationships and distribution capabilities in regions where we have not actively sought clients historically, particularly the United States, the Middle East and Asia.
•	We believe that clients and institutions in these regions could represent a significant portion of our future AUM growth.

•	For example, although the US currently represents 57% of the global alternative asset management market, according to Hedge Fund Research, the US currently represents a de minimus portion of GLG’s AUM.

•	In this context, we are extremely excited about our new strategic investors Istithmar and Sal. Oppenheim, relationships that we believe are key to our growth strategies.

•	We also believe that becoming a US publicly traded, NYSE-listed company will further enhance the brand awareness of GLG and its business and will facilitate AUM growth by attracting new clients, particularly from the US and other under-penetrated geographic markets.
Thank you for your interest. We are now available to answer any questions that you may have. Let me hand over to Mike Hodes who will manage the Q&A session.